Exhibit 99.1

Patterson Companies Reports Fiscal 2014 First Quarter Operating Results

•	Diluted EPS of $0.45 included the impact of approximately $0.01 per diluted share from the company’s planned information technology investments;

•	National Veterinary Services Limited (NVS) acquisition expected to add $0.03 to $0.04 to diluted EPS for fiscal 2014;

•	Company reaffirmed prior guidance and updated it for the NVS acquisition to $2.13 to $2.24 per diluted share for fiscal 2014; and

•	Restructuring charge of approximately $0.12 per diluted share to be taken in fiscal 2014 expected to reduce operating expenses in Patterson Medical starting in fiscal 2015

St. Paul, Minn—August 22, 2013—Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $880.1 million in its fiscal first quarter, ended July 27, 2013, a decrease of 1.0 percent from $889.2 million in the year-earlier period. Net income was $45.9 million, or $0.45 per diluted share, compared to net income of $47.5 million, or $0.45 per diluted share, in the year-ago period. The company’s fiscal 2014 first quarter investment in information technology lowered diluted earnings per share by approximately $0.01.

Commenting on the company’s fiscal 2014 first quarter, Patterson Companies Chairman and Chief Executive Officer Scott P. Anderson said: “While we knew the first quarter would be challenging, results were in line with our expectations. We lapped exceptionally strong prior-year gains from a CEREC® trade-up program in our dental segment. We are encouraged by the increased consumable sales in the quarter in our dental and veterinary businesses, which typically signal strengthening underlying market conditions. This, along with the growth initiatives we have under way, gives us confidence in our full-year outlook.”

The company also announced that it plans to divest several non-core product lines in its medical segment. As a result, Patterson will incur a pre-tax restructuring charge in the range of $15-$17 million, or approximately $0.12 per diluted share, the majority of which will be taken in the fiscal 2014 second quarter. Divesting these product lines is estimated to generate operational savings of approximately $2 million, or $0.01 per diluted share, beginning in fiscal 2015.

Patterson Dental

Improved consumable sales in the fiscal 2014 first quarter were not enough to overcome the impact of a highly successful prior year CEREC trade-up program. As a result, sales for the Patterson Dental business decreased 2.3 percent from the year earlier period to $554.2 million. Patterson Dental comprised approximately two-thirds of total company sales. By category versus the year-ago quarter, sales of:

•	Consumable dental supplies rose 3.3 percent;

•	Dental equipment declined 11.7 percent; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, decreased 1.4 percent.

Anderson stated: “We are the proven leader in the dental equipment market, offering best-in-class technology and basic equipment that is wrapped with Patterson’s industry-leading after-sales support platform. Since the economic downturn, dentists have remained cautious about expanding and upgrading their basic practice infrastructure and we believe there is considerable pent-up demand for investments in their businesses. Additionally, sales of the new CEREC Omnicam®, which was introduced in fiscal 2013, are strong and meeting expectations. As a result, we are confident in the growth prospects for our dental equipment sales this fiscal year.”

Patterson Veterinary

First quarter fiscal 2014 sales for the Patterson Veterinary unit increased by 4.5 percent to $199.7 million. Contributing to the gain was nearly a 4 percent increase in consumable sales, as well as double-digit growth in the equipment and software category. Patterson Veterinary constituted nearly one-quarter of total company sales.

“We believe that the strong performance across our veterinary equipment lines is an early indicator that our equipment and technology strategy, which includes enhancing our infrastructure and becoming a national technical service provider, is working,” said Anderson. “We will continue our focus on building this business platform in North America and internationally.”

During Patterson’s fiscal 2014 first quarter, the company announced its intent to acquire National Veterinary Services Limited (NVS) from Dechra Pharmaceuticals PLC. NVS is the largest veterinary distributor in the United Kingdom. With the NVS acquisition, which closed last week, pro forma consolidated sales for Patterson Veterinary would have been more than $1 billion in fiscal 2013.

Anderson stated: “We are excited to expand our international footprint and increase shareholder value through the NVS acquisition. We see significant opportunities to grow Patterson Veterinary, as consumer spending on pets continues to rise. NVS offers an exceptional platform to extend Patterson’s strategies into additional geographic markets.”

Patterson Medical

Sales for Patterson Medical, the rehabilitation supply and equipment business, declined 3.5 percent to $126.2 million, primarily reflecting ongoing weak international sales in the quarter. As anticipated, sales in North America continued to stabilize and showed modest growth. Patterson Medical represented approximately 14 percent of total company sales.

Earlier this month, the company announced the hiring of Michael J. Orscheln as president of Patterson Medical. He brings 32 years of leadership experience in healthcare companies, including distribution, and a proven track record of success in achieving growth.

Commented Anderson: “Mike is an ideal executive to lead Patterson Medical and build its value-added platform. We remain confident in the long-term prospects for this business, which has attractive operating margins, a talented team of associates, compelling underlying demographics and our industry-leading product and service offering.”

As noted above, Patterson Companies is taking a restructuring charge as it exits several product lines in this segment. The decision to divest certain products stems from a strategic review of the medical business’ European operations and will allow Patterson to focus on core distribution lines in that geography. Of the $15-$17 million pre-tax charge, approximately $14-$15 million will be non-cash losses on disposal of assets.

Anderson said, “By divesting these non-core product lines, we can lower the operating expense levels of our European medical distribution operations and enhance their strategic focus.”

Share Repurchases and Dividends

During the fiscal 2014 first quarter, Patterson repurchased approximately 0.5 million shares of its outstanding common stock, leaving approximately 23.9 million shares for repurchase under the current authorization. The company also paid $29.8 million in cash dividends to shareholders.

Business Outlook

Commented Anderson: “The first quarter results met our expectations and we continue to anticipate stronger performance for the rest of the year. We are encouraged by economic indicators in North America that generally bode well for our business. We are focused on capitalizing on the growth opportunities that lie ahead as we continue to expand our footprint into new geographies and further enhance our product and service offering.”

Patterson has updated its fiscal 2014 earnings guidance to a range of $2.13 to $2.24 per diluted share, which includes the anticipated $0.03 to $0.04 per diluted share benefit from the NVS acquisition. The new guidance range excludes the non-recurring restructuring charge for Patterson Medical of approximately $0.12 per diluted share.

First Quarter Conference Call and Replay

Patterson’s fiscal first quarter earnings conference call will start at 10 a.m. Eastern today. A slide presentation reviewing the company’s operational performance for the quarter and a link to the audio webcast will be posted at www.pattersoncompanies.com. The conference call will be archived on Patterson’s website. A replay of the first quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4635202.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; potential disruption to the Company’s business and operations as it implements its information technology initiatives; and the ability of the Company to successfully integrate recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

Ann Gugino	R. Stephen Armstrong
Vice President, Planning and Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	July 27,	July 28,
	2013	2012
Net sales	$880,125	$889,225
Gross profit	281,518	285,700
Operating expenses	200,237	203,108

Operating income	81,281	82,592
Other expense, net	(9,124)	(8,891)

Income before taxes	72,157	73,701
Income taxes	26,265	26,163

Net income	$45,892	$47,538

Earnings per share:
Basic	$0.45	$0.45
Diluted	$0.45	$0.45
Shares:
Basic	101,027	105,035
Diluted	101,919	105,783
Dividends declared per common share	$0.16	$0.14
Gross margin	32.0%	32.1%
Operating expenses as a % of net sales	22.8%	22.8%
Operating income as a % of net sales	9.2%	9.3%
Effective tax rate	36.4%	35.5%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 27,	April 27,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$603,369	$505,228
Receivables, net	400,540	448,158
Inventory	388,260	360,563
Prepaid expenses and other current assets	54,868	47,387

Total current assets	1,447,037	1,361,336
Property and equipment, net	193,688	192,020
Goodwill and other intangible assets	1,013,951	1,020,396
Investments and other	106,971	108,026

Total Assets	$2,761,647	$2,681,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227,786	$249,795
Other accrued liabilities	164,726	198,724
Borrowings on revolving credit	135,000	—

Total current liabilities	527,512	448,519
Long-term debt	725,000	725,000
Other non-current liabilities	113,221	113,804

Total liabilities	1,365,733	1,287,323
Stockholders’ equity	1,395,914	1,394,455

Total Liabilities and Stockholders’ Equity	$2,761,647	$2,681,778

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 27,	July 28,
	2013	2012
Consolidated Net Sales
Consumable and printed products	$602,210	$587,558
Equipment and software	203,882	227,042
Other	74,033	74,625

Total	$880,125	$889,225

Dental Supply
Consumable and printed products	$320,269	$310,156
Equipment and software	169,564	191,939
Other	64,400	65,297

Total	$554,233	$567,392

Veterinary Supply
Consumable and printed products	$188,201	$181,375
Equipment and software	8,063	7,214
Other	3,419	2,501

Total	$199,683	$191,090

Rehabilitation Supply
Consumable and printed products	$93,740	$96,027
Equipment and software	26,255	27,889
Other	6,214	6,827

Total	$126,209	$130,743

Other (Expense) Income, net
Interest income	$1,161	$1,499
Interest expense	(8,567)	(9,568)
Other	(1,718)	(822)

	$(9,124)	$(8,891)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	July 27,	July 28,
	2013	2012
Operating activities:
Net income	$45,892	$47,538
Depreciation & amortization	10,976	11,485
Stock-based compensation	(1,238)	3,738
ESOP compensation	5,700	5,700
Change in assets and liabilities, net of acquired	(40,205)	(8,703)

Net cash provided by operating activities	21,125	59,758
Investing activities:
Additions to property and equipment, net of disposals	(5,564)	(3,206)
Financing activities:
Dividends paid	(29,773)	(14,817)
Share repurchases	(22,199)	(34,472)
Draw on revolver	135,000	—
Other financing activities	1,732	4,116

Net cash provided by (used in) financing activities	84,760	(45,173)
Effect of exchange rate changes on cash	(2,180)	(4,407)

Net increase in cash and cash equivalents	$98,141	$6,972